Exhibit 5.3

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS
P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000	Amsterdam, 3 June 2020 Petrobras Global Finance B.V. Weena 762 3014 DA Rotterdam The Netherlands Petróleo Brasileiro S.A.— Petrobras Avenida República do Chile, 65 20031-912 Rio de Janeiro—RJ Brazil

Dear addressees:

This opinion letter is rendered at your request.

We have acted as legal counsel as to Dutch law to the Issuer, in connection with the issuance of the Notes.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter may only be relied upon in connection with the Supplemental Indentures, the Prospectus Supplement and the Notes. It does not purport to address all matters of Dutch law that may be of relevance to you with respect to the Supplemental Indentures, the Prospectus Supplement or the Notes. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Supplemental Indentures, the Prospectus Supplement and the Notes or any other document reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter. Except as set forth herein, its contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent.

Amsterdam	We consent to the filing of this opinion as an exhibit to the Form 6-K filed by the Guarantor with the U.S. Securities and Exchange Commission and incorporated by reference into the Registration Statement and to the use of our name under the

Brussels London Luxemburg New York Rotterdam	This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

heading “Legal Matters” in the Prospectus Supplement. The previous sentence is no admittance that we are in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the U.S. Securities Act of 1933, as amended, or any rules or regulations of the U.S. Securities and Exchange Commission promulgated under it.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon pdf copies of the Supplemental Indentures, the Prospectus Supplement, each Global Note and the Corporate Documents and we have assumed that the Supplemental Indentures are entered into and the Notes are issued, for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. For purposes of the opinions expressed in paragraph 5 (No Violation of Law) and paragraph 6 (No Authorisations, Consents or Approvals) we have given regard only to those laws that we, having exercised customary professional diligence, would reasonably be expected to recognise as being applicable to an entity, transaction or agreement to which this opinion letter relates. We do not express any opinion on tax law, regulatory law (except for the opinion expressed in paragraph 6 (No Authorisations, Consents or Approvals)), Dutch or European competition law or data protection law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. Our willingness to render this opinion letter is based on the condition that (i) the competent courts at Amsterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and (iii) no person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.   each copy of a document conforms to the original, each original is authentic, and each signature is the genuine authentic or electronic signature of the individual purported to have placed that signature;

b. the Deed of Incorporation is a valid notarial deed;

c.   (i) no regulations (reglementen) have been adopted by any corporate body of the Issuer and (ii) the Articles of Association are the Issuer’s articles of association currently in force. The Extract supports item (ii) of this assumption;

d.  the Issuer has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend), (vi) been subjected to the appointment of an administrator (curator) in respect of any of its bodies or representatives on the basis of Article 1:76 DFSA, (vii) been subjected to any intervention, recovery or resolution measure pursuant to the BRRD, the SRM Regulation or the DFSA, as applicable or (viii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets. The Extract and our inquiries of today with the Insolvency Registers support the items (i) through (v) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred;

e. the resolutions recorded in the Resolutions are in full force and effect, and the factual statements made and the confirmations given in the Resolutions are complete and correct;

f.   each Power of Attorney (i) is in full force and effect, and (ii) under any applicable law other than Dutch law, validly authorises the person or persons purported to be granted power of attorney, to represent and bind the Issuer for the purposes stated therein;

g.  no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Issuer. This assumption is supported by the confirmation in this respect as included in the Resolutions of the management board of the Issuer;

h. under any applicable law (other than, in relation to the Issuer, Dutch law):

i. the Supplemental Indentures constitute the legal, valid and binding obligations of the persons expressed to be a party thereto, enforceable against them in accordance with their terms;

ii. each choice of law clause in the Supplemental Indentures constitutes a legal, valid and binding choice of law; and

iii. each agreement conferring jurisdiction in the Supplemental Indentures constitutes a legal, valid and binding agreement conferring jurisdiction;

i.   the issuance and offer of the Notes and the distribution of the Prospectus Supplement are made in conformity with the Prospectus Supplement in particular with the selling restrictions and legal requirements set out therein (including offering Notes in the European Economic Area only to qualified investors as defined in the Prospectus Regulation); and

j. each Global Note will be duly executed, authenticated and delivered in accordance with the Supplemental Indentures and the Base Indenture.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Incorporation and Corporate Status

1.  The Issuer has been duly incorporated and is validly existing as a legal entity in the form of a besloten vennootschap met beperkte aansprakelijkheid (a private company with limited liability) under Dutch law.

Corporate Power

2.  The Issuer has the corporate power to enter into the Supplemental Indentures and to perform its obligations thereunder, to publish the Prospectus Supplement and to issue the Notes and to perform its obligations thereunder. The Issuer does not violate any provision of its Articles of Association by entering into the Supplemental Indentures or performing its obligations thereunder, by the publication of the Prospectus Supplement or the issuance of the Notes and performance of its obligations thereunder.

Corporate Action

3.  The Issuer has taken all corporate action required by its Articles of Association and Dutch law in connection with its entering into the Supplemental Indentures, the publication of the Prospectus Supplement and the issuance of the Notes and the performance of its obligatons thereunder.

Choice of Law / Enforceability

4.  The choice of the laws of the State of New York to govern the obligations of the Issuer under each Supplemental Indenture is recognised under Dutch law, and accordingly the enforceability of those obligations is determined under Dutch law by reference to the laws of the State of New York.

No Violation of Law

5.  The entering into of the Supplemental Indentures and the Notes, the publication of the Prospectus Supplement and the issuance of the Notes by the Issuer and the performance of its obligations thereunder do not in themselves result in a violation of Dutch law which would affect the enforceability of the Issuer’s obligations thereunder.

No Authorisations, Consents or Approvals

6.  No authorisation, consent, approval, licence or order from or notice to or filing with any regulatory or other authority or governmental body of the Netherlands is required by the Issuer in connection with its entering into the Supplemental Indentures or the performance of its obligations thereunder, the publication of the Prospectus Supplement, or the issuance of the Notes or the performance of its obligations thereunder, the absence of which would affect the enforceability of the Issuer’s obligations thereunder.

Jurisdiction

7.  The agreements conferring jurisdiction in the Supplemental Indentures to the non-exclusive jurisdiction of any federal court in the Borough of Manhattan, the City of New York, State of New York are recognised under Dutch law and will be given effect to by the Dutch courts.

No Immunity

8.  The Issuer does not enjoy any right of immunity from legal proceedings in the Netherlands in relation to the Supplemental Indentures, it cannot claim immunity from the enforcement of judgments of Dutch courts and its assets located in the Netherlands do not enjoy immunity from attachment or enforcement in the Netherlands.

The opinions expressed above are subject to the following qualifications:

A. As Dutch lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Supplemental Indentures, the Prospectus Supplement or the Notes under the applicable law and the obligations of the parties to the Supplemental Indentures, the Prospectus Supplement or the Notes and we have made no investigation of that meaning and purport. Our review of the Supplemental Indentures, the Prospectus Supplement or the Notes and of any other documents subject or expressed to be subject to any law other than Dutch law has therefore been limited to the terms of these documents as they appear to us on their face.

B. The opinion expressed in paragraph 1 (Incorporation and Corporate Status) of this opinion letter must not be read to imply that the Issuer cannot be dissolved (ontbonden). A company such as the Issuer may be dissolved, inter alia by the competent court at the request of the company’s management board, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

C. The information contained in the Extract does not constitute conclusive evidence of the facts reflected in it.

D. Pursuant to Article 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

E. A power of attorney granted by the Issuer:

a.   shall as between the principal and the third party be governed by the law determined pursuant to the Convention on the Law Applicable to Agency (het Haags Vertegenwoordigingsverdrag) to the extent it concerns the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority; and

b.  to the extent governed by the laws of the Netherlands, (i) unless otherwise provided, may only be used to perform a legal act with the attorney as counterparty, if the content of such act is so precisely determined that any conflict between the interests of the principal and the attorney is excluded, and (ii) can only be made irrevocable to the extent its purpose is the performance of legal acts in the interest of the attorney or a third party (it being noted that the competent Dutch court may, at the request of the principal, cancel the irrevocability for compelling reasons).

F.  Despite any generally recognised choice of law clause contained in the Supplemental Indentures a court in the Netherlands (a) may apply overriding mandatory provisions of (i) Dutch law and (ii) the law of the country where the obligations arising out of the agreement have to be or have been performed, in so far as those overriding mandatory provisions render the performance of the agreement unlawful, (b) may refuse application of a provision of the chosen law if application thereof is manifestly incompatible with the public policy (“ordre public”) of the Netherlands or the European Union, (c) may, in relation to the manner of performance of an agreement and the steps to be taken in the event of defective performance, have regard to the law of the country where performance of the agreement takes place and (d) will ignore the choice of law clause to the extent it relates to (i) an act of unfair competition or an act restricting free competition, or (ii) infringement of an intellectual property right.

G. The opinions expressed in this opinion letter may be limited or affected by:

a. rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally;

b.  the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c. claims based on tort (onrechtmatige daad);

d. sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e. the Anti-Boycott Regulation and related legislation; and

f. any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities.

H. An agreement conferring jurisdiction may be ignored pursuant to the Recast Enforcement Regulation, the Lugano II Convention, any instrument or national legislation referred to in Article 67 of the Recast Enforcement Regulation or the Lugano II Convention, or limited exceptions contained in the DCCP.

I.   The attachment of or enforcement against assets located in the Netherlands is subject to limited restrictions, including that assets located in the Netherlands that are destined for the public service (goederen bestemd voor de openbare dienst) and the books and records of a company may not be attached whether by pre-judgment attachment or attachment for the purpose of a foreclosure sale.

J.   The Rome I Regulation does not apply to obligations arising under the Notes to the extent that (i) these obligations arise out of the negotiable character of the Notes or, (ii) the Notes constitute a “promissory note”, “bill of exchange” or “cheque” within the meaning of the 1930 Convention on the Settlement of Certain Conflicts of Laws in Connection with Bills of Exchange and Promissory Notes or the 1931 Convention on the Settlement of Certain Conflicts of Laws in Connection with Cheques. Consequently we do not express an opinion regarding the choice of law with respect to obligations arising under the Notes to the extent that (i) these obligations arise out of the negotiable character of the Notes and/or, (ii) the Notes qualify as promissory note, bill of exchange or cheque within the meaning of the respective conventions.

K. With respect to any trust to be created under the Supplemental Indentures pursuant to which the Issuer shall hold monies or other assets on trust, it should be noted that any assets held by the Issuer pursuant to any such provision may form part of the Issuer’s estate and therefore be subject to recourse by any creditor of the Issuer. However, the Netherlands have ratified the Hague Convention on the Law Applicable to Trusts and their Recognition of 1985 (the “Hague Trust Convention”) and consequently, if a trust purported to be created under the Supplemental Indentures has the characteristics of a trust under the Hague Trust Convention, the recognition of that trust by the courts of the Netherlands will be subject to the requirements and limitations of the Hague Trust Convention.

Sincerely yours,

/s/ NautaDutilh N.V.
NautaDutilh N.V.

EXHIBIT A LIST OF DEFINITIONS

“Anti-Boycott Regulation”	the Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom

“Articles of Association”	the articles of association contained in the Deed of Incorporation

“Bankruptcy Code”	the Dutch Bankruptcy Code (Faillissementswet)

“Base Indenture”	the base indenture dated 28 August 2018, among the Issuer and The Bank of New York Mellon, as trustee

“BRRD”	Directive 2014/59/EU of the European Parliament and of the Council of 15 May 2014 establishing a framework for the recovery and resolution of credit institutions and investment firms and amending Council Directive 82/891/EEC, and Directives 2001/24/EC, 2002/47/EC, 2004/25/EC, 2005/56/EC, 2007/36/EC, 2011/35/EU, 2012/30/EU and 2013/36/EU, and Regulations (EU) No 1093/2010 and (EU) No 648/2012, of the European Parliament and of the Council, as transposed into Dutch law, and the rules and regulations promulgated pursuant thereto

“Commercial Register”	the Dutch Chamber of Commerce Commercial Register

“Corporate Documents”	the documents listed in Exhibit B

“DCC”	the Dutch Civil Code (Burgerlijk Wetboek)

“DCCP”	the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering)

“Deed of Incorporation”	the deed of incorporation (akte van oprichting) of the Issuer, dated 2 August 2012

“DFSA”	the Dutch Financial Supervision Act (Wet op het financieel toezicht)

“Exhibit”	an exhibit to this opinion letter

“Extract”	a pdf copy of an extract from the Commercial Register, received by us by email and dated the date of this opinion letter with respect to the Issuer

“Global Note”	each of the global notes representing the Notes

“Guarantor”	Petróleo Brasileiro S.A.— Petrobras

“Insolvency Proceedings”	any insolvency proceedings within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) listed in Annex A thereto and the appointment of an administrator (curator) in respect of any bodies or representatives on the basis of Article 1:76 DFSA and any intervention, recovery or resolution measure on the basis of the BRRD, the SRM Regulation or the DFSA

“Insolvency Registers”	the online central insolvency register (Centraal Insolventie Register) and the online EU Insolvency Register (Centraal Insolventie Register-EU Registraties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak)

“Issuer”	Petrobras Global Finance B.V.

“Lugano II Convention”	the Convention of 30 October 2007 on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters

“NautaDutilh”	NautaDutilh N.V.

“the Netherlands”	the European territory of the Kingdom of the Netherlands

“Notes”	the U.S.$1,500,000,000 5.600% Global Notes Due 2031 and the U.S.$1,750,000,000 6.750% Global Notes Due 2050, in each case issued by the Issuer

“Power of Attorney”	the power of attorney dated 26 May 2020 granted by the Issuer in respect of the entering into the transactions contemplated by the documents as described therein

“Prospectus Regulation”	Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC

“Prospectus Supplement”	the preliminary prospectus supplement and the the prospectus supplement in relation to the Notes, in each case dated 27 May 2020, supplementing the prospectus forming part of the Registration Statement

“Recast Enforcement Regulation”	the Council Regulation (EC) No. 1215/2012 of 12 December 2012 on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters (recast) and the rules and regulations promulgated pursuant thereto

“Registration Statement”	the registration statement of the Issuer and the Guarantor as registrants on form F-3/A under the Securities Act of 1933 of the United States, dated 1 March 2019

“Resolutions”	a. the document or documents containing the resolutions of the management board (bestuur) of the Issuer dated 26 May 2020; and

b. the document or documents containing the resolutions of the general meeting (algemene vergadering) of the Issuer dated 26 May 2020

“Rome I Regulation”	Regulation (EC) No 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I)

“SRM Regulation”	Regulation (EU) No 806/2014 of the European Parliament and of the Council of 15 July 2014 establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund and amending Regulation (EU) No 1093/2010, and the rules and regulations promulgated pursuant thereto

“Supplemental Indentures”

a.   the second supplemental indenture dated 3 June 2020, among the Issuer, the Guarantor and The Bank of New York Mellon, as trustee, supplementing the Base Indenture, governing the 5.600% Global Notes Due 2031; and

b.  the third supplemental indenture dated 3 June 2020, among the Issuer, the Guarantor and The Bank of New York Mellon, as trustee, supplementing the Base Indenture, governing the 6.750% Global Notes Due 2050

EXHIBIT B LIST OF CORPORATE DOCUMENTS 1. the Deed of Incorporation; 2. the Extract; 3. the Resolutions; and 4. the Power of Attorney.